Exhibit 15.2

[BDO Auditores S.L. letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-187533, 333-102288 and 333-92491)  pertaining to the Employee Stock Option plans of Ellomay Capital Ltd. (the “Company”) and Form F-3 (File No. 333-144171) of the Company of our report dated March 31, 2014 with respect to the consolidated financial statements of Ellomay Spain S.L. included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2013.

/s/ BDO Auditores S.L.

BDO Auditores S.L.

Certified Public Accountants

Madrid, Spain

March 31, 2014